CONSENT OF INDEPENDENT AUDITORS

We consent to the reference of our firm under the captions "Financial Highlights" and "Counsel and Independent Auditors" and to the use of our report on Dreyfus BASIC U.S. Mortgage Securities Fund dated February 13, 2004, which is incorporated by reference in this Registration Statement (Form N-1A Nos. 33-12660 and 811-05074) of Dreyfus BASIC U.S. Mortgage Securities Fund (formerly Dreyfus BASIC GNMA Fund)

ERNST & YOUNG LLP

New York, New York
April 22, 2004